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                                                                    EXHIBIT 16.1




                        [Arthur Andersen LLP Letterhead]



May 17, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir or Madam:



We have read the second through the fourth paragraphs of Item 4 included in the Current Report on Form 8-K dated May 17, 2002 of the Tax-Advantaged Savings Plan of Pogo Producing Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,



/s/ Arthur Andersen LLP
Arthur Andersen LLP


Copy to:  Mr. John O. McCoy, Jr. - Pogo Producing Company




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